Exhibit 99.1
CNX Gas Reports Record Net Income of $49.9 million;
Record Production of 15.9 Bcf;
Return on Capital Employed of 19.8%
Pittsburgh, PA (April 23, 2008) — CNX Gas Corporation (NYSE: CXG) reported record net income for the quarter ended March 31, 2008 of $49.9 million, or $0.33 per diluted share. This was 51% higher than the net income of $33.0 million, or $0.22 per diluted share, for the quarter ended March 31, 2007.
Record production was 15.9 billion cubic feet (Bcf), or 174.4 million cubic feet (MMcf) per day, for the quarter ended March 31, 2008, or approximately 10% higher than the 14.3 Bcf, or 158.9 MMcf per day, for the year-ago quarter. Mine-related issues reduced production by an estimated 1.2 Bcf during the just-ended quarter.
At March 31, 2008, the company had cash on hand of $32.4 million while having issued no debentures or having not drawn upon its credit facility. Capital expenditures were $86.6 million and return on capital employed was 19.8%, on an annualized after-tax basis.
Nicholas J. DeIuliis, president and chief executive officer, said, “CNX Gas just had the best quarter in our three-year history. We got off to a strong start for the year, with our three CBM development areas of Virginia, Mountaineer, and Nittany achieving production levels higher than plan. Our production in the first quarter was a record, as was our net income. Also, our employees continued to work without a lost-time accident. During the first quarter, CNX Gas posted impressive results: We saw our proved reserve base grow 6% to 1.343 Tcf, despite our emphasis on infills, and we replaced 234% of our production at a drill bit finding cost of $1.25 per Mcf. For 2008, with the mid-March return of gas from the Buchanan Mine, we expect to produce 72 Bcf, which will be 24% higher than 2007. With the additional hedging we layered in during the quarter, and with NYMEX pricing where it is today, CNX Gas could come close to funding its entire $470 million capital budget without drawing upon its line of credit.”
Mr. DeIuliis continued, “As an investment vehicle, CNX Gas offers unmatched opportunity at current levels. We are one of the lowest cost and highest margin producers, with an outstanding return on capital employed. We’re accelerating our organic production growth in 2008 while remaining essentially debt free. Plus, we have a commanding position in the Appalachian Basin, with 1.3 million net CBM acres and nearly 500,000 net shale acres. As we explore these shales in 2008 with our $88 million exploration budget, we expect to bring even more value to our shareholders.”
TABLE 1
FINANCIAL AND OPERATIONAL RESULTS — Period-To-Period

	Quarter Ended	Quarter Ended
	March 31, 2008	March 31, 2007
Total Revenue and Other Income	$160.5	$115.1
Net Income	$49.9	$33.0
Earnings per Share — Diluted	$0.33	$0.22
Net Cash from Operating Activities	$76.2	$73.1
EBITDA	$98.2	$65.1
EBIT	$82.2	$53.0
Total Period Production (Bcf)	15.9	14.3
Average Daily Production (MMcf)	174.4	158.9
Capital Expenditures	$86.6	$57.5
Financial results are in millions of dollars except per share amounts. Production results are net of royalties.

Earnings for the just-ended quarter were affected by several non-recurring items. These included the receipt of business interruption insurance, which was partially offset by adviser fees related to the CONSOL Energy share buy-back announcement. The net effect of these items was a benefit of two cents per share. Even without these items, CNX Gas achieved record net income and record earnings per share for the just-ended quarter.
The average price realized for the company’s gas production was $8.23 per Mcf for the quarter ended March 31, 2008, or $1.18 higher than the $7.05 per Mcf received for the quarter ended March 31, 2007.
Unit costs for company production, exclusive of royalties, were $3.71 per Mcf in the just-ended quarter, or 9% higher than the $3.40 per Mcf for the quarter ended March 31, 2007. As a result, pre-tax unit margins for company production were $4.52 per Mcf in the March 31, 2008 quarter, an increase of 24% from $3.65 per Mcf in the March 31, 2007 quarter.
Unit costs, exclusive of royalties, in the just-ended quarter were lower than those in the fourth quarter of 2007, which were $3.96 per Mcf, as the partial return of mine-related gas provided additional volumes. CNX Gas expects this trend to continue into the second quarter of 2008, assuming the company can realize an entire quarter of normal levels of mine-related gas production.
Unit lifting costs were higher due to additional labor, increased service and maintenance costs due to the additional number of wells on-line, increased water disposal costs, and higher road maintenance. DD&A production costs increased due to higher unit-of-production rates as a result of in-field drilling increasing the capitalized assets placed in service without a corresponding increase in gas reserves. Gathering operating costs increased due to the build-out of additional compression and processing facilities at Mountaineer CBM Operations, which are expected to be mitigated as additional Mountaineer wells are brought on-line. Administration costs are higher in the period-to- period comparison due to additional staffing, higher stock-based compensation and costs incurred in relation to the CONSOL Energy share buy-back announcement.
TABLE 2
PRICE AND COST DATA PER NET MCF — Period-To-Period Comparison

	Quarter Ended	Quarter Ended
	March 31, 2008	March 31, 2007
Average Sales Price/Mcf	$8.23	$7.05
Costs — Production
Lifting	$0.48	$0.37
Production Taxes	$0.24	$0.22
DD&A	$0.68	$0.53

Total Production Costs	$1.40	$1.12

Costs — Gathering
Operating Costs*	$0.86	$0.80
Transportation	$0.11	$0.14
DD&A	$0.33	$0.32

Total Gathering Costs	$1.30	$1.26

Total Operating Costs	$2.70	$2.38

Administration	$0.99	$0.96
Other Non Operating	$0.02	$0.06

Total Costs	$3.71	$3.40

Margin	$4.52	$3.65

*	Per unit costs of company produced and minimal third-party volumes.

Operations Update
During the first quarter, CNX Gas employees worked another quarter without incurring a lost time accident. This raises the cumulative time worked by employees without a lost time incident to over 2.8 million hours.
Virginia CBM Operations achieved record production in the quarter. CNX Gas drilled 74 wells in its Virginia CBM Operations, excluding gob wells. CNX Gas expects to drill 300 wells in Virginia in 2008. During the quarter, CNX Gas received approval for downspacing to 30 acres for 91 locations that are mostly in the Middle Ridge Field. This follows the successful drilling last year of 58 wells on 30-acre spacing. Rig availability has not been an issue for the Virginia CBM Operations.
Mountaineer CBM Operations achieved record production in the quarter. CNX Gas drilled 23 wells during the quarter in this Northern Appalachia play. A new processing plant was commissioned in the Greene Hill area on April 14, which enabled 8 additional wells to begin production. An additional 7 wells are awaiting de-watering. CNX Gas expects to drill 100 horizontal wells in Mountaineer in 2008. Six horizontal and two vertical rigs are now running in Mountaineer. Mountaineer is expected to average eight horizontal rigs for all of 2008.
Nittany CBM Operations achieved record production in the quarter. CNX Gas drilled 11 wells in the first quarter in this central Pennsylvania play. Results continue to exceed initial expectations. During the quarter, a twelve-mile network of water lines was placed into service that is reducing water hauling charges and road maintenance. CNX Gas expects to drill 100 wells in Nittany in 2008. Rig availability has not been an issue in Nittany.
Knox Energy achieved record production in the quarter. In the company’s Chattanooga Shale acreage in Tennessee, its first horizontal well achieved an open flow of 3.9 MMcf per day. The well began producing on December 21, and after over 100 days later, still had sustained production of between 250-300 Mcf per day. CNX Gas plans to drill three horizontal wells in 2008 in order to test additional acreage. The first of these wells was spudded in mid-March.
When drilling the company’s first vertical well to test the company’s extensive Marcellus Shale acreage in southwestern Pennsylvania in January 2008, the rig encountered significant quantities of gas before reaching the Marcellus. Open flow testing for an 80-hour period yielded 1.2 MMcf per day. That well is currently flowing at a rate in excess of 600 Mcf per day. CNX Gas will penetrate the Marcellus in 2008 at other locations, with the first well spudded yesterday.
CNX Gas will be testing its Huron Shale and New Albany Shale acreage during the second and third quarters.
Financial Update
The company ended the quarter with cash-on-hand of $32.4 million, up from the $32.0 million from December 31, 2007. Capital expenditures were $86.6 million during the first quarter.
CNX Gas has outstanding letters of credit of $14.9 million, but otherwise has not drawn on its $200 million credit facility.
Guidance
The 2008 production guidance remains at 72 Bcf, which represents a 24% growth in production from the 58.2 Bcf achieved in 2007. The guidance target of 72 Bcf assumes no production contribution from shale plays in 2008.
CNX Gas maintains its strategic vision of producing 100 Bcf by 2010 and will continue to re-invest in its core business as long as it can earn a meaningful spread over its cost of capital. Importantly, the 100 Bcf vision assumes no meaningful shale production contribution.

TABLE 3
GUIDANCE — Three-Year

	2008	2009	2010
Total Yearly Production (Bcf)	72	84	100
Production Growth	24%	15%	19%
Volumes Hedged (Bcf)	39.7	29.6	7.9
Average Hedge Price ($/Mcf)	$9.06	$9.23	$9.16
Capital Expenditures ($MM)	$470	N/A	N/A
CNX Gas will host a conference call today at 10:00 a.m. Eastern Time to discuss the company’s first quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.
Description
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian and Illinois basins of the United States.
Contact:
Dan Zajdel
Vice President — Investor Relations
(412) 200-6719
danzajdel@cnxgas.com
www.cnxgas.com
Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:
CNX Gas
EBIT & EBITDA Reconciliation
(000) Omitted

	Quarter Ended	Quarter Ended
	March 31, 2008	March 31, 2007

Net Income	$49,921	$32,996
Add: Interest Expense	1,472	1,219
Less: Interest Income	158	1,436
Add: Income Taxes	30,996	20,242

Earnings Before Interest & Taxes (EBIT)	82,231	53,021
Add: Depreciation, Depletion, & Amortization	15,945	12,098

EBITDA	$98,176	$65,119

CNX Gas
Capital Employed and Return on Capital Employed
(000) Omitted
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

	As of	As of
	March 31,	December 31,
Capital Employed	2008	2007

Total assets	$1,487,662	$1,380,703
Less liabilities:
Total current liabilities (other than current portion of indebtedness)	(121,474)	(56,865)
Total long-term liabilities (other than indebtedness)	(259,122)	(227,833)

Total Capital Employed	$1,107,066	$1,096,005

Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the March 2008 quarter. In order to annualize the result on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power.

Quarter Ended
March 31,
Return on Capital Employed	2008

Net Income	$49,921
Financing costs (after-tax):	—
Third-party debt	—
All other financing costs	(908)

Total financing costs	(908)

Earnings excluding financing costs	$50,829
Average capital employed	$1,101,536
Return on average capital employed	4.6%
Return on average capital employed-annualized	19.8%
Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.
2007 Finding Cost Reconciliation
In 2007, CNX Gas had drilling capital expenditures, a non-GAAP number, of $170.5 million. Total reserves added were the 58 Bcf produced, plus an additional 78 Bcf, for a total of 136 Bcf. So, $170.5 million divided by 136 Bcf equals $1.25. Total 2007 capital expenditures, a GAAP number, were $357.2 million. All-in finding costs are calculated as $357.2 million divided by 136 Bcf, or $2.62 per Mcf.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2007. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2008	2007
Revenue and Other Income:
Outside Sales	$126,640	$98,070
Related Party Sales	3,901	2,191
Royalty Interest Gas Sales	16,504	12,182
Purchased Gas Sales	3,539	1,159
Other Income	9,919	1,530

Total Revenue and Other Income	160,503	115,132

Costs and Expenses:
Lifting Costs	11,507	8,266
Gathering and Compression Costs	15,310	14,468
Royalty Interest Gas Costs	16,089	10,665
Purchased Gas Costs	3,421	1,019
Other	239	438
General and Administrative	15,744	13,721
Depreciation, Depletion and Amortization	15,945	12,098
Interest Expense	1,472	1,219

Total Costs and Expenses	79,727	61,894

Earnings Before Income Taxes and Minority Interest	80,776	53,238
Minority Interest	(141)	—

Earnings Before Income Taxes	80,917	53,238
Income Taxes	30,996	20,242

Net Income	$49,921	$32,996

Earnings Per Share:
Basic	$0.33	$0.22

Diluted	$0.33	$0.22

Weighted Average Number of Common Shares Outstanding:
Basic	150,923,490	150,864,825

Dilutive	151,324,786	151,068,089

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	March 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$32,375	$32,048
Accounts Receivable:
Trade	60,107	38,680
Net Related Party	10,677	1,022
Other	2,490	1,406
Derivatives	—	10,711
Recoverable Income Taxes	—	972
Deferred Income Taxes	22,246	—
Other Current Assets	1,694	3,148

Total Current Assets	129,589	87,987
Property, Plant and Equipment, Net	1,321,513	1,254,906
Other Assets	9,120	9,526
Investments in Equity Affiliates	27,440	28,284

TOTAL ASSETS	$1,487,662	$1,380,703

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$26,369	$30,263
Accrued Royalties Payable	18,129	12,896
Accrued Severance Taxes	3,420	2,620
Accrued Income Taxes	6,214	—
Deferred Taxes	—	1,269
Derivatives	56,213	—
Current Portion of Long-Tem Debt	5,753	5,819
Other Current Liabilities	11,129	9,817

Total Current Liabilities	127,227	62,684
Long-Term Debt	76,304	66,949
Deferred Credits and Other Liabilities:
Deferred Taxes	204,636	188,415
Other Liabilities	33,292	30,965
Asset Retirement Obligations	4,487	3,981
Derivatives	13,048	1,092
Postretirement Benefits Other Than Pension	2,806	2,700

Total Deferred Credits and Other Liabilities	258,269	227,153
Minority Interest	853	680

Total Liabilities and Minority Interest	462,653	357,466

Stockholders’ Equity
Common Stock, $.01 par value; 200,000,000 Shares Authorized, 150,930,971 Issued and Outstanding at March 31, 2008 and 150,915,198 Issued and Outstanding at December 31, 2007	1,509	1,509
Capital in Excess of Par Value	786,723	785,575
Retained Earnings	279,803	229,962
Accumulated Other Comprehensive (Loss) Income	(43,026)	6,191

Total Stockholders’ Equity	1,025,009	1,023,237

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,487,662	$1,380,703

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	March 31,
	2008	2007
Operating Activities:
Net Income	$49,921	$32,996
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities: Depreciation, Depletion and Amortization	15,945	12,098
Stock-based Compensation	729	764
Change in Minority Interest	173	—
Deferred Income Taxes	23,484	12,527
Equity in (Earnings) of Affiliates	(110)	(207)
Changes in Operating Assets:
Accounts Receivable	(19,555)	1,000
Related Party Receivable	(9,655)	2,745
Other Current Assets	589	186
Changes in Other Assets	2,768	1,530
Changes in Operating Liabilities:
Accounts Payable	(6,064)	1,233
Related Party Liability	—	162
Income Taxes	7,186	7,441
Other Current Liabilities	7,285	(1,601)
Changes in Other Liabilities	1,576	2,026
Other	1,945	219

Net Cash Provided by Operating Activities	76,217	73,119

Investing Activities:
Capital Expenditures	(86,552)	(57,535)
Investment in Equity Affiliates	954	(822)

Net Cash Used in Investing Activities	(85,598)	(58,357)

Financing Activities:
Capital Lease Payments	(673)	(675)
Variable Interest Entity Debt	9,962	—
Exercise of Stock Options	252	—
Tax Benefit from Stock Based Compensation	167	67

Net Cash Provided By (Used in) Financing Activities	9,708	(608)

Net Increase in Cash and Cash Equivalents	327	14,154
Cash and Cash Equivalents at Beginning of Period	32,048	107,173

Cash and Cash Equivalents at End of Period	$32,375	$121,327